Exhibit 99.1
November 14, 2008
Dear Shareholders and Business Partners:
In the following letter we present and discuss Emerson Radio’s financial results for the second quarter and first half of fiscal 2009. We continue to make progress implementing a number of operational and strategic improvements to our business model, including expanding our product offerings, enhancing product design and leveraging our broad distribution network. The Company returned to profitability in the second quarter of fiscal year 2009, driven primarily by the continued growth and success of our Home Appliance product category and the reversal of a marketing fund accrual for iPod compatible products which is no longer required. While we were pleased with the results this quarter, we remain mindful of the current economic environment and its potential effects on Emerson’s business. We continue to emphasize several key strengths that define our market position and ability to drive sales in this uncertain economy. These include our reputation among consumers for offering products that deliver value and reliability, our strong retailer partnerships and our venerable brand.
The commentary below relates to the Company’s financial performance in the first half of fiscal 2009 while shedding additional light on our future expectations. Additional discussion on performance is included in our Form 10-Q for the quarter ended September 30, 2008.
Second Quarter and Six Months Ended September 30, 2008
Net revenues for the second quarter of fiscal 2009 were $55.1 million, a decrease of $2.8 million compared to net revenues in the second quarter of fiscal 2008. Net income for the second quarter of fiscal 2009 was $687,000, or $0.03 per diluted share, compared to a net loss of $3.3 million, or $0.12 per diluted share, for the second quarter of fiscal 2008.
For the for the six months ended September 30, 2008, Emerson generated net revenues of $98.2 million, compared to net revenues of $110.5 million in the comparable 2007 period. Net loss for the six month period was $242,000, or $0.01 per share, compared to a net loss of $2.8 million, or $0.10 per share in the same six month period of fiscal 2007.
Emerson’s revenue performance for the quarter and year-to-date has been driven primarily by our Home Appliance business, a category in which we have become one of the most recognized names on mass merchant shelves. Sales have grown 10% in the first half of this fiscal year, driven by our expanded product selection and increased distribution across our network of mass market retailers. We have experienced strong demand within our Home Appliance product categories, including microwaves, wine coolers, compact refrigerators, and toaster ovens. We continue to upgrade our products to offer the latest trends in features and design, which we believe has led to capturing additional shelf space at existing outlets. We also remain focused on expanding this category with complementary products where consumers are demanding quality and value. One such opportunity is in space saving combination products like coffee/espresso machines. We have exhibited new products like these at industry tradeshows and customer meetings and are encouraged about the placement and feedback we have received. We believe that our Home Appliance category presents a key growth driver for the Company and a significant opportunity to further expand our distribution network and revenue base. Emerson remains committed to investing in the development and design of additional in-demand home appliance products.
Elsewhere in our product categories, we saw improved sales in themed products, but disappointing performance in audio. We continue to take steps to freshen our audio product lines to reflect rapidly evolving technology and consumer demand for digital products. Audio is Emerson’s foundation, and while the category is much more challenging in today’s competitive and fast-evolving consumer electronics market, it remains a strategic business for us. Our focus today is on identifying high-demand products and developing them with improved design and features. The product development teams in our global operations have made significant progress in a short period of time.
Looking Ahead
Emerson’s management team remains enthusiastic about our business and the opportunities ahead. While we understand that there is still much work to be done, we are confident that our Board of Directors, experienced management and motivated employees place us in the position to elevate Emerson to the next phase of growth. Management remains focused not only on driving sales, but improving profitability by managing expenses and continuously evaluating the performance of every SKU, product category and aspect of our business.
We are conscious of the fact that we are operating in one of the most uncertain economic environments we have seen in recent history. It is noteworthy that when consumers are watching every dollar, they tend to look for reliable products from well known and highly regarded brands at affordable prices, and that is where Emerson is positioned in the marketplace.
We look forward to sharing our future accomplishments with each of you.
With best regards,
/s/ John Spielberger
John Spielberger, President of North American Operations
Forward Looking Statements
This letter contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.